Exhibit 15
August 7, 2015

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE JUNE 30, 2015 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated August 7, 2015, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three month and six month periods ended June 30, 2015 and 2014, included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2015, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-3 (No. 333-194923), and Form S-3 (No. 333-196127).

Yours very truly,

/s/ Crowe Horwath LLP